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                                                                 Exhibit (h)1.12


Frank Russell Investment Company
909 A Street
Tacoma, WA 98402

Re:  Amended Schedule A to Transfer and Dividend Disbursing Agency Agreement
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Dear Sirs:

Pursuant to Sections 21 and 25 of the Transfer and Dividend Disbursing agency Agreement between Frank Russell Investment Company (the "Investment Company") and Frank Russell Investment Management Company ("FRIMCo") dated April 1, 1988, we hereby advise you that we desire to amend Schedule A of the Transfer and Dividend Disbursing Agency Agreement to revise the fees to be paid by you in return for our services to you under that agreement as set forth in the attached Transfer Agent Fee Schedule.

Please indicate your acceptance of the attached amendment of Schedule A by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT
 MANAGEMENT COMPANY


By:________________________



Accepted this ____ day of ___________, 2000.

FRANK RUSSELL INVESTMENT COMPANY


By:________________________



Schedule A
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[Redacted]